Exhibit 99.1

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 351-2300, ext. 6000 www.gohastings.com	PR04-105

Hastings Entertainment, Inc. Reports Net Income of $1.07 Per Diluted Share for Fourth Quarter 2003 and $0.68 Per Diluted Share for Fiscal Year 2003

AMARILLO, Texas, March 29, 2004 — Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three months and full year ended January 31, 2004. Net income was $12.4 million, or $1.07 per diluted share for the fourth quarter and $7.8 million, or $0.68 per diluted share for the full fiscal year. These results compare to net income of $9.6 million, or $0.82 per diluted share, and $1.9 million, or $0.16 per diluted share, for the fourth quarter and full fiscal year 2002, respectively.

“We are extremely pleased with the results for the fourth quarter and fiscal year 2003,” said John H. Marmaduke, Chairman and Chief Executive Officer. “We made great progress in reducing costs and enhancing our management while improving inventory controls and functionality which contributed to a substantial improvement in profitability and reduction in our debt for the year.”

The results for the three months and year ended January 31, 2004 reflect an income tax benefit of approximately $1.7 million, or $0.15 per diluted share, due to the reversal of a valuation allowance previously applied against our deferred tax asset. Based on our projections of future taxable income, we believe that a valuation allowance is no longer required as of January 31, 2004.

Below is a tabular presentation comparing and reconciling net income and pre-tax income for fiscal years 2003 and 2002. (dollars in thousands, except per share amounts)

	Fiscal Year
	2003	2002
Pre-tax income	$6,062	$1,891
Income tax benefit	1,688	—

Net income	$7,750	$1,891

Per diluted share amounts:
Pre-tax income	$0.53	$0.16
Income tax benefit	0.15	—

Net income	$0.68	$0.16

The current year results also include the effect of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), which governs the accounting by a customer for certain consideration received from a vendor. The effect of EITF 02-16, which was adopted during the first quarter of fiscal 2003, decreased net income for the fourth quarter and fiscal year 2003 by approximately $1.2 million, or $0.10 per diluted share, and approximately $2.2 million, or $0.19 per diluted share, respectively.

Total revenues for the fourth quarter increased approximately $6.3 million, or 4.1%, to $163.2 million compared to $156.9 million for the fourth quarter of fiscal 2002 primarily resulting from higher merchandise comparable-store revenues (“Comps”) of 4.7%. Our book Comps increased 4.7% for the quarter pushed higher by hardback sales as we experienced strong title releases for the fourth quarter. In addition, our music Comps increased 0.7% for the fourth quarter of 2003 compared to the fourth quarter of fiscal 2002, our first quarterly Comp increase in this category in more than two years. The largest increases in total merchandise were in sales of DVD and video games as total revenues for these categories increased 38.6% and 9.5%, respectively as customers continue to build their home-video libraries and turn to Hastings as their complete source for games. These increases were partially offset by a 32.2% decrease in the total sales of VHS representing the continued migration to DVD and a slight decline in rental video Comps of 0.6% primarily resulting from a general softness in the rental industry during the fourth quarter.

For the full fiscal year, total revenues of $508.3 million were up $12.9 million, or 2.6%, over fiscal 2002 revenues of $495.4 million primarily resulting from a total Comp increase of 1.9%, including increases of 1.7% in merchandise and 2.7% in rental video Comps. On a percentage basis, our top performing categories for the year were DVD and video games posting total revenue increases of 39.4% and 37.9%, respectively and were partially offset by a decline in total sales of VHS of 20.6%. Comps in our book category increased 0.7% for the full fiscal year. These increases were partially offset by a decline in our music Comps of 7.5%. For the year, the music industry reported a decline of approximately 4.3% in shipments of new release compact discs and continues its efforts to reduce online music piracy.

Financial Results for the Fourth Quarter of Fiscal 2003

For the fourth quarter, total gross profit dollars increased 6.0% to $54.2 million from $51.1 million for the same period last year primarily as a result of higher revenues. As a percentage of total revenues, gross profit increased to 33.2% for the quarter compared to 32.6% for the same quarter in the prior year.

Selling, general and administrative (SG&A) expenses increased approximately $2.0 million to 26.4% of total revenues for the fourth quarter of fiscal 2003 compared to 26.1% for the fourth quarter of fiscal 2002. This increase primarily resulted from:

(i)	expense of $57,000 associated with the closing of certain superstores during the fourth quarter of fiscal 2003 compared to a credit of approximately $1.3 million for the fourth quarter of fiscal 2002 which was the result of a change in estimated sublease income; and

(ii)	an increase in net advertising costs primarily resulting from the adoption of EITF 02-16, which amounted to approximately $1.2 million.

Operating income (net income before income taxes, interest expense and other income) increased $1.1 million, or 11.4%, to $11.1 million for the quarter ended January 31, 2004 compared to $10.0 million for the quarter ended January 31, 2003.

Financial Results for Fiscal Year 2003

Total gross profit dollars for fiscal year 2003 increased 6.6% to $171.5 million from $160.9 million for fiscal year 2002. This increase was primarily the result of higher revenues and gross profit rate improvement, particularly in rental video as we continue to negotiate improved terms on certain of our revenue sharing agreements with studios.

For fiscal year 2003, SG&A expenses increased approximately $5.5 million, or 3.4%, to $163.5 million from $158.0 million. As a percentage of total revenue, these expenses increased slightly to 32.1% from 31.9% for the prior year. This increase resulted from:

(i)	an increase in net advertising costs of approximately $4.8 million primarily resulting from the adoption of EITF 02-16, which amounted to approximately $4.4 million; and

(ii)	higher costs of approximately $4.3 million associated with the operation of a greater number of superstores.

     These increases in expense were partially offset by:

(i)	a decline of approximately $2.9 million in accounting and legal fees that were higher during fiscal 2002 due to a $2.5 million charge for the settlement of shareholder class action lawsuits; and

(ii)	a decrease of approximately $1.1 million in other SG&A expenses.

Guidance

Fiscal 2003 pre-tax earnings of $6.1 million amounted to $0.53 per diluted share, which exceeded our forecast of $0.45 to $0.50 that we announced on November 24, 2003 and was in line with the updated guidance of $6.0 million that we announced on January 7, 2004.

The guidance for the fiscal year ending January 31, 2005 set forth in the following table, as indicated below under “Safe Harbor Statement,” reflects current estimates, assumptions and expectations, based on information available on the date of this press release. This guidance is subject to uncertainty, as the information upon which it is based will change over time and may change substantially as the fiscal year progresses. We undertake no obligation to update this guidance for such changes, but intend to review such guidance on a fiscal quarterly basis to determine whether we are currently on track with such guidance. Weighted average diluted shares outstanding at January 31, 2004 were approximately 11.5 million.

Year Ending January 31, 2005:
Comparable store revenue:
Total	3.6%
Merchandise	4.0%
Rental	2.2%
Pre-tax income	$8.0 to $8.7 million
Pre-tax income per diluted share	$0.70 to $0.76
Net income	$5.0 to $5.5 million
Net income per diluted share	$0.44 to $0.48
Weighted average diluted shares outstanding	11,500,000
New stores	5
Average cost per new store (1)	$800,000
Expanded/relocated stores	16
Average cost per expanded/relocated stores (1)	$650,000

(1)	Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables.

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, particularly with respect to items contained in our guidance for fiscal year 2004, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 148 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets in 20 states, primarily in the Western and Midwestern United States.

Hastings also operates an e-commerce Internet Web site that makes available to our customers new and used entertainment products, and unique, contemporary gifts. The site features exceptional product and pricing offers as well as an Investor Relations section with links to past press release information and filings with the Securities and Exchange Commission, including officer certification of financial information listed as exhibits to such filings.

Consolidated Balance Sheets

(Dollars in thousands)

	January 31,	January 31,
	2004	2003
	(unaudited)
Assets
Current Assets
Cash	$7,124	$4,447
Merchandise inventories, net	138,552	148,395
Income tax receivable	511	552
Deferred income taxes, current	1,779	—
Other current assets	6,585	5,969

Total current assets	154,551	159,363
Property and equipment, net	79,633	76,283
Deferred income taxes, non-current	1,246	971
Intangible assets, net	630	717
Other assets	188	188

Total assets	$236,248	$237,522

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$221	$193
Trade accounts payable	82,072	75,712
Accrued expenses & other current liabilities	34,308	32,543

Total current liabilities	116,601	108,448
Long-term debt, excluding current maturities	29,623	46,519
Other liabilities	3,031	3,399
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,598	36,749
Retained earnings	53,009	45,259
Treasury stock, at cost	(2,733)	(2,971)

Total shareholders’ equity	86,993	79,156

Total liabilities and shareholders’ equity	$236,248	$237,522

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Merchandise revenue	$135,073	$128,522	$404,977	$395,548
Rental video revenue	28,168	28,353	103,341	99,846

Total revenues	163,241	156,875	508,318	495,394
Merchandise cost of revenue	97,494	93,480	297,523	292,888

Rental video cost of revenue	11,551	12,265	39,259	41,652

Total cost of revenues	109,045	105,745	336,782	334,540

Gross profit	54,196	51,130	171,536	160,854
Selling, general and administrative expenses	43,024	40,994	163,473	158,025
Pre-opening expenses	43	148	277	479

Operating income	11,129	9,988	7,786	2,350
Other income (expense):
Interest expense	(469)	(490)	(2,048)	(1,987)
Interest income	—	—	—	1,291
Other, net	92	73	324	237

Income before income taxes	10,752	9,571	6,062	1,891
Income tax benefit	(1,688)	—	(1,688)	—

Net income	$12,440	$9,571	$7,750	$1,891

Basic income per share	$1.10	$0.84	$0.68	$0.17

Diluted income per share	$1.07	$0.82	$0.68	$0.16

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$12,440	$9,571	$7,750	$1,891
Adjustments to reconcile net income to net cash provided by operations:
Depreciation expense	11,417	11,145	39,813	40,223
Amortization expense	22	23	87	68
Loss on rental videos, lost, stolen and defective	1,711	1,710	4,948	5,711
Loss on disposal of other assets	127	1,054	929	1,307
Deferred income taxes	—	316	—	316
Non-cash compensation	—	(6)	90	127
Changes in operating assets and liabilities:
Merchandise inventory	16,055	19,419	14,259	5,820
Elimination of deferred tax allowance	(1,902)	—	(1,902)	—
Income taxes payable	214	—	214	—
Other current assets	(880)	(1,335)	(616)	(638)
Trade accounts payable	(843)	(24,824)	6,360	(7,706)
Accrued expenses and other liabilities	3,336	2,201	1,551	2,750
Income taxes receivable	(59)	(868)	(111)	4,629
Other assets and liabilities, net	(283)	(1,741)	(368)	(2,782)

Net cash provided by operations	41,355	16,665	73,004	51,716

Cash flows from investing activities:
Purchases of rental video	(10,607)	(9,703)	(31,363)	(37,695)
Purchases of property and equipment	(5,400)	(5,869)	(22,093)	(26,969)

Net cash used in investing activities	(16,007)	(15,572)	(53,456)	(64,664)

Cash flows from financing activities:
Borrowings under revolving credit facility	148,349	169,330	510,459	542,241
Repayments under revolving credit facility	(170,149)	(169,218)	(527,132)	(528,791)
Payments under long-term debt and capital lease obligations	(52)	(44)	(195)	(168)
Purchase of treasury stock	—	(166)	(235)	(521)
Proceeds from exercise of stock options	62	31	232	315

Net cash provided by (used in) financing activities	(21,790)	(67)	(16,871)	13,076

Net increase in cash	3,558	1,026	2,677	128
Cash at beginning of period	3,566	3,421	4,447	4,319

Cash at end of period	$7,124	$4,447	$7,124	$4,447

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2004	2003
Merchandise inventories, net	$138,552	$148,395
Inventory turns, trailing 12 months (B)	1.90	1.80
Long-term debt	$29,623	$46,519
Long-term debt to total capitalization (C)	25.4%	37.0%
Book value (D)	$86,993	$79,156
Book value per share (E)	$7.58	$6.72

	Three months ended January 31,		Fiscal year ended January 31,
	2004	2003	2004	2003
EBITDA (F)	$22,659	$21,229	$48,010	$44,169
Adjusted EBITDA (F)	$12,052	$11,526	$16,647	$6,474
Comparable-store total revenues (G)	3.7%	4.1%	1.9%	5.0%
Comparable-store merchandise revenues (G)	4.7%	3.8%	1.7%	4.8%
Comparable-store rental revenues (G)	-0.6%	5.7%	2.7%	5.9%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for fiscal year ended January 31, 2004 divided by average merchandise inventory for the fiscal year ended January 31, 2004.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average shares outstanding for the fiscal year.

(F)	It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental video assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental video assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

     The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended January 31,		Fiscal year ended January 31,
	2004	2003	2004	2003
Net income	$12,440	$9,571	$7,750	$1,891
Interest expense	468	490	2,048	1,987
Income tax expense (benefit)	(1,688)	—	(1,688)	—
Depreciation expense	11,417	11,145	39,813	40,223
Amortization expense	22	23	87	68

EBITDA	$22,659	$21,229	$48,010	$44,169

The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended January 31,		Fiscal year ended January 31,
	2004	2003	2004	2003
Net income	$12,440	$9,571	$7,750	$1,891
Interest expense	468	490	2,048	1,987
Income tax expense (benefit)	(1,688)	—	(1,688)	—
Depreciation expense	11,417	11,145	39,813	40,223
Amortization expense	22	23	87	68
Purchase of rental video assets	(10,607)	(9,703)	(31,363)	(37,695)

Adjusted EBITDA	$12,052	$11,526	$16,647	$6,474

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated. Sales via the internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

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